Exhibit 12.1

May 12, 2016

Board of Directors

KeyStone Solutions, Inc.

14420 Albermarle Point Place

Suite 200 Chantilly, VA 20152

Ladies and Gentlemen:

We have acted as counsel to KeyStone Solutions, Inc., a Delaware corporation (the “Company”), in connection with its filing on May 12, 2016, with the Securities and Exchange Commission (the “Commission”) of an Offering Statement on Form 1-A (the “Offering Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the offering and sale (the “Offering”) by the Company of units (the “Units”), with each Unit comprised of (i) one share of the Company’s Series A Cumulative Convertible Redeemable Preferred Stock, $0.0001 par value per share (a “Share”), and (ii) one warrant (the “Warrant”) to purchase 0.25 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”). The Company is offering an aggregate of up to 3,000,000 Units pursuant to the terms of a Sales Agency Agreement (the “Sales Agency Agreement”) to be entered into, by and between the Company, Moloney Securities Co., Inc., as lead placement agent and dealer manager and The Benchmark Company, LLC, as co-dealer manager.

We have examined (i) the Offering Statement, (ii) the organizational documents of the Company, including the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (iii) the Certificate of Designations of Series A Cumulative Convertible Redeemable Preferred Stock (the “Certificate of Designations”) in the form approved by the Company’s Board of Directors (the “Board”), (iv) records of the corporate authorizations of the Company with respect to the authorization of the issuance and sale of the Units and underlying Shares and Warrants and the shares of Common Stock underlying the Shares and Warrants, (v) the Sales Agency Agreement in the form approved by the Board (v) the form of Subscription Agreement for the Units in the form approved by the Board (the “Subscription Agreement”), and (vi) the Warrant in the form approved by the Board. We also have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other corporate records, certificates and documents as we have deemed necessary or appropriate for purposes of this opinion.

As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company or its subsidiary or representatives of the Company or its subsidiary. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company or its subsidiary or representatives of the Company or its subsidiary, and we do not opine as to the accuracy of any such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

Crowell & Moring LLP ■ www.crowell.com ■ Washington, DC ■ New York ■ San Francisco ■ Los Angeles ■ Orange County ■ Anchorage ■ London ■ Brussels

KeyStone Solutions, Inc.

May 12, 2016

In rendering our opinions set forth below, we have assumed:

A.	the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies; and

B.	the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on the foregoing, we are of the opinion that:

(i) as of the date hereof, the Units and the Shares underlying such Units have been duly authorized and, when issued and sold in accordance with the Offering Statement, the Sales Agency Agreement and the Subscription Agreement against payment therefor, will have been validly issued, fully paid and nonassessable, (ii) the Warrants have been duly authorized for issuance and, when issued and sold in accordance with the Offering Statement, the Sales Agency Agreement and the Subscription Agreement and duly executed and delivered by the Company to the purchasers of the Units against payment therefor, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance, and (iii) the Common Stock issuable pursuant to the conversion of the Shares and the exercise of the Warrants has been duly authorized and, when issued and paid for in accordance with the provisions of the Certificate of Designations and the Warrants, respectively, and in accordance with the Offering Statement, will have been validly issued and be fully paid and non-assessable.

This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Offering Statement, or otherwise, within the meaning of the rules and regulations of the Commission

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, the federal laws of the United States of America, and, as to the Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York.

Crowell & Moring LLP ■ www.crowell.com ■ Washington, DC ■ New York ■ San Francisco ■ Los Angeles ■ Orange County ■ Anchorage ■ London ■ Brussels

KeyStone Solutions, Inc.

May 12, 2016

This opinion is being furnished in accordance with the requirements of Item 17 of Form 1-A.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Units, the Shares, the Warrants or the Common Stock.

Very truly yours,

/s/ Crowell & Moring LLP

CROWELL & MORING LLP

Crowell & Moring LLP ■ www.crowell.com ■ Washington, DC ■ New York ■ San Francisco ■ Los Angeles ■ Orange County ■ Anchorage ■ London ■ Brussels